Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI Reports Third-Quarter 2018 Financial Results

OAKS, Pa., Oct. 23, 2018 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the third-quarter 2018. Diluted earnings per share were $0.80 in third-quarter 2018 compared to $0.63 in third-quarter 2017.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2018	2017	%	2018	2017	%

Revenues	$408,682	$386,018	6%	$1,219,110	$1,118,333	9%
Net income	128,319	101,739	26%	389,834	282,245	38%
Diluted earnings per share	$0.80	$0.63	27%	$2.41	$1.74	39%
"Our third-quarter results reflect our focus on growing our existing markets with market-leading solutions to our clients' most challenging issues, while continuing our expansion into new markets and the development of additional capabilities," said Alfred P. West, Jr., SEI Chairman and CEO.
"We are on the right track. Despite market challenges, we remain committed to investing in our future, executing effectively today to increase shareholder value over time."

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2018	2017	%	2018	2017	%
Private Banks:
Revenues	$118,449	$118,499	—%	$361,739	$347,317	4%
Expenses	116,471	115,806	1%	343,515	336,709	2%
Operating Profit	1,978	2,693	(27)%	18,224	10,608	72%
Operating Margin	2%	2%		5%	3%

Investment Advisors:
Revenues	102,550	94,318	9%	301,632	275,302	10%
Expenses	53,287	50,585	5%	158,792	147,504	8%
Operating Profit	49,263	43,733	13%	142,840	127,798	12%
Operating Margin	48%	46%		47%	46%

Institutional Investors:
Revenues	83,466	80,411	4%	252,391	235,483	7%
Expenses	40,497	40,003	1%	122,617	117,499	4%
Operating Profit	42,969	40,408	6%	129,774	117,984	10%
Operating Margin	51%	50%		51%	50%

Investment Managers:
Revenues	101,275	91,020	11%	295,696	255,123	16%
Expenses	65,296	59,831	9%	191,955	165,743	16%
Operating Profit	35,979	31,189	15%	103,741	89,380	16%
Operating Margin	36%	34%		35%	35%

Investments in New Businesses:
Revenues	2,942	1,770	66%	7,652	5,108	50%
Expenses	5,769	5,063	14%	16,807	15,067	12%
Operating Loss	(2,827)	(3,293)	NM	(9,155)	(9,959)	NM

Totals:
Revenues	$408,682	$386,018	6%	$1,219,110	$1,118,333	9%
Expenses	281,320	271,288	4%	833,686	782,522	7%
Corporate overhead expenses	14,942	15,493	(4)%	46,398	45,830	1%
Income from operations	$112,420	$99,237	13%	$339,026	$289,981	17%

Third-Quarter Business Highlights:

•	Revenue growth in the quarter was primarily driven by higher Asset management, administration, and distribution fees from market appreciation and positive cash flows from new and existing clients.

•
Our average assets under management, excluding LSV, increased $7.8 billion, or four percent, to $227.5 billion, as compared to $219.7 billion during the third-quarter 2017 (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $56.6 billion, or 11 percent, to $564.2 billion in the third-quarter 2018, as compared to $507.6 billion during the third-quarter 2017 (see attached Average Asset Balances schedules for further details).

•
Sales events, net of client losses, during third-quarter 2018 totaled approximately $27.9 million and are expected to generate net annualized recurring revenues of approximately $22.5 million when contract values are fully realized.

•
Our earnings from LSV increased by $2.4 million, or six percent, to $41.7 million in third-quarter 2018 as compared to $39.3 million in third-quarter 2017. The increase in earnings was primarily due to an increase in assets under management from market appreciation and cash inflows from new clients. The increase was partially offset by lower performance fees earned by LSV.

•
Our operating expenses, primarily personnel costs, increased across all of our business segments. These expenses primarily consist of operational, technology development and maintenance, and marketing costs, and are mainly related to our solutions offerings as well as servicing existing and acquiring new clients.

•	We capitalized $8.8 million of software development costs in third-quarter 2018 for continued enhancements to the SEI Wealth PlatformSM.

•
Our effective tax rate was 18.6 percent in third-quarter 2018 as compared to 27.7 percent in third-quarter 2017. The decline in our tax rate was primarily due to the tax changes enacted in the Tax Cuts and Jobs Act in December 2017.

•
We adopted ASU Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09) on January 1, 2018. With our adoption of ASU 2014-09, fees received for research services provided by our brokerage subsidiary, SIDCO, are now recorded net of amounts paid for the soft dollar arrangement. As a result, our revenues and expenses in third-quarter 2018 were each reduced by $3.3 million with no impact to net income. Refer to our third-quarter 2018 Form 10-Q for information regarding the impact of ASU 2014-09 on our financial statements.

•	We repurchased 1.7 million shares of our common stock for $102.6 million during the third-quarter 2018.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern Time on Oct. 23, 2018. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 455754.

About SEI
Now in its 50th year of business, SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of Sept. 30, 2018, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $920 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $339 billion in assets under management and $576 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results, including our expectations as to the revenue that we believe will be generated by sales events that occurred during the quarter and the degree to which our current operations will create value prospectively. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Asset management, admin. and distribution fees	$322,778	$300,417	$955,495	$869,560
Information processing and software servicing fees	85,904	85,601	263,615	248,773

Total revenues	408,682	386,018	1,219,110	1,118,333

Subadvisory, distribution and other asset mgmt. costs	45,276	46,014	135,690	133,073
Software royalties and other information processing costs	7,767	11,005	24,462	34,295
Compensation, benefits and other personnel	127,480	118,421	379,132	336,919
Stock-based compensation	5,878	7,088	16,396	19,527
Consulting, outsourcing and professional fees	51,758	46,507	150,906	137,991
Data processing and computer related	21,754	19,792	63,478	57,107
Facilities, supplies and other costs	16,689	17,261	52,085	50,761
Amortization	12,405	13,745	36,420	38,332
Depreciation	7,255	6,948	21,515	20,347

Total expenses	296,262	286,781	880,084	828,352

Income from operations	112,420	99,237	339,026	289,981

Net gain (loss) on investments	89	645	(460)	1,036
Interest and dividend income	3,482	1,899	9,146	4,928
Interest expense	(122)	(345)	(511)	(571)
Equity in earnings of unconsolidated affiliate	41,726	39,333	123,406	109,213

Income before income taxes	157,595	140,769	470,607	404,587

Income taxes	29,276	39,030	80,773	122,342

Net income	$128,319	$101,739	$389,834	$282,245

Basic earnings per common share	$0.82	$0.64	$2.48	$1.78

Shares used to calculate basic earnings per share	156,283	157,902	157,086	158,439

Diluted earnings per common share	$0.80	$0.63	$2.41	$1.74

Shares used to calculate diluted earnings per share	160,511	161,148	162,053	161,866

Dividends declared per common share	$—	$—	$0.30	$0.28

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$741,965	$744,247
Restricted cash	3,511	3,505
Receivables from investment products	54,403	56,666
Receivables, net of allowance for doubtful accounts of $666 and $695	327,614	282,706
Securities owned	28,945	21,526
Other current assets	37,113	31,158
Total Current Assets	1,193,551	1,139,808

Property and Equipment, net of accumulated depreciation of $331,138 and $309,955	145,865	146,428
Capitalized Software, net of accumulated amortization of $383,675 and $350,045	310,146	310,405
Investments Available for Sale	84,298	87,983
Investments in Affiliated Funds, at fair value	5,736	6,034
Investment in Unconsolidated Affiliate	44,682	59,492
Goodwill	64,489	52,990
Intangible Assets, net of accumulated amortization of $4,169 and $1,552	32,591	28,578
Deferred Contract Costs	22,104	—
Deferred Income Taxes	2,224	2,767
Other Assets, net	33,642	18,884
Total Assets	$1,939,328	$1,853,369

Liabilities and Equity
Current Liabilities:
Accounts payable	$9,161	$5,268
Accrued liabilities	207,675	265,058
Deferred revenue	5,054	4,723
Total Current Liabilities	221,890	275,049

Borrowings Under Revolving Credit Facility	—	30,000
Long-term Taxes Payable	770	10,629
Deferred Income Taxes	60,158	48,472
Other Long-term Liabilities	26,000	12,380
Total Liabilities	308,818	376,530

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 155,475 and 157,069 shares issued and outstanding	1,555	1,571
Capital in excess of par value	1,101,237	1,027,709
Retained earnings	556,581	467,467
Accumulated other comprehensive loss, net	(28,863)	(19,908)
Total Shareholders' Equity	1,630,510	1,476,839
Total Liabilities and Shareholders' Equity	$1,939,328	$1,853,369

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2017	2017	2018	2018	2018
Private Banks:
Equity and fixed-income programs	$21,196	$22,764	$22,917	$22,448	$22,739
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,345	3,864	3,537	3,471	3,142
Total assets under management	$24,545	$26,632	$26,458	$25,923	$25,885
Client assets under administration	22,107	22,980	22,411	22,435	23,394
Total assets	$46,652	$49,612	$48,869	$48,358	$49,279

Investment Advisors:
Equity and fixed-income programs	$59,455	$61,908	$62,176	$62,227	$63,958
Collective trust fund programs	5	5	5	5	5
Liquidity funds	2,327	2,414	2,399	3,101	3,182
Total assets under management	$61,787	$64,327	$64,580	$65,333	$67,145

Institutional Investors:
Equity and fixed-income programs	$85,763	$87,587	$85,607	$83,687	$85,248
Collective trust fund programs	82	78	72	73	74
Liquidity funds	3,699	2,937	2,727	2,594	2,544
Total assets under management	$89,544	$90,602	$88,406	$86,354	$87,866
Advised assets	3,626	3,942	4,185	4,544	4,131
Total assets	$93,170	$94,544	$92,591	$90,898	$91,997

Investment Managers:
Equity and fixed-income programs	$93	$96	$97	$95	$99
Collective trust fund programs	46,087	49,340	45,062	45,213	46,934
Liquidity funds	799	743	732	496	580
Total assets under management	$46,979	$50,179	$45,891	$45,804	$47,613
Client assets under administration (A)	493,538	495,447	507,694	522,700	552,411
Total assets	$540,517	$545,626	$553,585	$568,504	$600,024

Investments in New Businesses:
Equity and fixed-income programs	$1,052	$1,104	$1,114	$1,120	$1,179
Liquidity funds	71	53	72	106	162
Total assets under management	$1,123	$1,157	$1,186	$1,226	$1,341
Advised assets	54	49	49	807	730
Total assets	$1,177	$1,206	$1,235	$2,033	$2,071

LSV Asset Management:
Equity and fixed-income programs (B)	$102,901	$107,690	$108,186	$106,505	$109,363

Total:
Equity and fixed-income programs (C)	$270,460	$281,149	$280,097	$276,082	$282,586
Collective trust fund programs	46,178	49,427	45,143	45,295	47,017
Liquidity funds	10,241	10,011	9,467	9,768	9,610
Total assets under management	$326,879	$340,587	$334,707	$331,145	$339,213
Advised assets	3,680	3,991	4,234	5,351	4,861
Client assets under administration (D)	515,645	518,427	530,105	545,135	575,805
Total assets	$846,204	$863,005	$869,046	$881,631	$919,879

(A)	Client assets under administration in the Investment Managers segment include $61.4 billion of assets that are at fee levels below our normal full service assets (as of September 30, 2018).

(B)	Equity and fixed-income programs include $2.4 billion of assets managed by LSV in which fees are based on performance only (as of September 30, 2018).

(C)	Equity and fixed-income programs include $5.7 billion of assets invested in various asset allocation funds at September 30, 2018.

(D)	In addition to the numbers presented, SEI also administers an additional $10.1 billion in Funds of Funds assets (as of
September 30, 2018) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2017	2017	2018	2018	2018
Private Banks:
Equity and fixed-income programs	$20,699	$21,748	$23,412	$22,870	$22,516
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,555	3,584	3,720	3,516	3,376
Total assets under management	$24,258	$25,336	$27,136	$26,390	$25,896
Client assets under administration	21,441	22,759	23,398	22,605	23,175
Total assets	$45,699	$48,095	$50,534	$48,995	$49,071

Investment Advisors:
Equity and fixed-income programs	$58,406	$60,730	$62,650	$62,890	$63,399
Collective trust fund programs	5	5	5	5	5
Liquidity funds	2,335	2,235	2,290	2,429	2,958
Total assets under management	$60,746	$62,970	$64,945	$65,324	$66,362

Institutional Investors:
Equity and fixed-income programs	$84,520	$86,573	$87,207	$85,045	$84,885
Collective trust fund programs	80	80	77	72	74
Liquidity funds	3,177	3,052	2,905	2,621	2,469
Total assets under management	$87,777	$89,705	$90,189	$87,738	$87,428
Advised assets	3,552	3,796	4,383	4,301	4,263
Total assets	$91,329	$93,501	$94,572	$92,039	$91,691

Investment Managers:
Equity and fixed-income programs	$92	$99	$96	$109	$95
Collective trust fund programs	44,824	47,772	49,243	45,646	45,856
Liquidity funds	952	843	834	649	555
Total assets under management	$45,868	$48,714	$50,173	$46,404	$46,506
Client assets under administration (A)	486,158	494,201	506,951	522,679	541,063
Total assets	$532,026	$542,915	$557,124	$569,083	$587,569

Investments in New Businesses:
Equity and fixed-income programs	$1,016	$1,079	$1,105	$1,090	$1,148
Liquidity funds	55	54	70	95	146
Total assets under management	$1,071	$1,133	$1,175	$1,185	$1,294
Advised assets	73	50	50	813	777
Total assets	$1,144	$1,183	$1,225	$1,998	$2,071

LSV Asset Management:
Equity and fixed-income programs (B)	$100,244	$106,112	$109,904	$108,380	$109,527

Total:
Equity and fixed-income programs (C)	$264,977	$276,341	$284,374	$280,384	$281,570
Collective trust fund programs	44,913	47,861	49,329	45,727	45,939
Liquidity funds	10,074	9,768	9,819	9,310	9,504
Total assets under management	$319,964	$333,970	$343,522	$335,421	$337,013
Advised assets	3,625	3,846	4,433	5,114	5,040
Client assets under administration (D)	507,599	516,960	530,349	545,284	564,238
Total assets	$831,188	$854,776	$878,304	$885,819	$906,291

(A)	Average client assets under administration in the Investment Managers segment during Q3 2018 include $59.6 billion that are at fee levels below our normal full service assets.

(B)	Equity and fixed-income programs include $2.4 billion of average assets managed by LSV in which fees are based on performance only during Q3 2018.

(C)	Equity and fixed-income programs include $5.6 billion of average assets invested in various asset allocation funds during Q3 2018.

(D)	In addition to the numbers presented, SEI also administers an additional $10.1 billion of average assets in Funds of Funds assets during Q3 2018 on which SEI does not earn an administration fee.